Exhibit 99.1

China Biologic Reports Financial Results for the Fourth Quarter and Fiscal Year 2012

FY12 Total Sales Up 20.7% to $184.8 Million

FY12 Operating Margin Reaching 40.3%

FY12 Non-GAAP Net Income Up 31.5% to $48.0 Million

BEIJING, March 13, 2013 /PRNewswire-FirstCall/ -- China Biologic Products, Inc. (NASDAQ: CBPO, "China Biologic" or the "Company"), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its financial results for the fourth quarter and fiscal year 2012.

Fourth Quarter 2012 Financial Highlights

  Total sales in the fourth quarter of 2012 decreased by 4.6% to $34.0 million from $35.7 million in the same quarter of 2011.

  Gross profit decreased by 5.2% to $23.9 million from $25.2 million in the same quarter of 2011. Gross margin decreased to 70.4% in the fourth quarter of 2012 from 70.8% in the fourth quarter of 2011.

  Income from operations increased by 41.5% to $13.9 million from $9.8 million in the same quarter of 2011. Operating margin increased to 41.0% in the fourth quarter of 2012 from 27.6% in the same quarter of 2011.

  Net income attributable to the Company increased by 25.3% to $5.8 million from $4.6 million in the same quarter of 2011. Fully diluted net income per share was $0.21 in the fourth quarter of 2012 as compared to $0.18 in the same quarter of 2011.

  Non-GAAP adjusted net income attributable to the Company was $7.3 million, representing a 15.6% decrease from $8.6 million in the same quarter of 2011. Non-GAAP adjusted net income per share was $0.27, compared to $0.33 in the same quarter of 2011.

Fiscal Year 2012 Financial Highlights

  Total sales in 2012 increased by 20.7% to $184.8 million from $153.1 million in 2011.

  Gross profit in 2012 increased by 17.7% to $126.0 million from $107.1 million in 2011. Gross margin decreased to 68.2% in 2012 from 69.9% in 2011.

  Income from operations in 2012 increased by 131.2% to $74.5 million from $32.2 million in 2011. Operating margin increased to 40.3% in 2012 from 21.0% in 2011.

  Net income attributable to the Company increased by 148.7% to $45.2 million from $18.2 million in 2011. Fully diluted net income per share was $1.62 in 2012 as compared to $0.37 in 2011.

  Non-GAAP adjusted net income attributable to the Company was $48.0 million, representing a 31.5% increase from $36.5 million in 2011. Non-GAAP adjusted net income per share was $1.79, compared to $1.37 in 2011.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, "We're pleased to see consistently strong demand for our products throughout 2012, which allowed us to enjoy steady top-line annual growth. Our effort over recent years in expanding our sales force and focusing on direct sales to hospitals and inoculation centers has bolstered aspects of our pricing power and reduced our reliance on distributors. We also implemented additional cost control measures since the second half of 2012, resulting in lower selling expenses as a percentage of total sales. Additionally, thanks to enhanced corporate management initiatives, accounts receivable decreased 33.1% year-over-year. Inventories increased 6.1%, in line with production expansion.

"In response to the previously announced delay in construction of our new production facility in Guizhou due to slower-than-expected government approval of land use rights, we implemented an alternative strategy to commence upgrading our current production facility at Guizhou Taibang in June or July 2013 to meet the more stringent Good Manufacturing Practice ("GMP") standards that take effect by year end. We expect the comprehensive upgrading to our Guizhou Taibang facility to take six to nine months, during which time we will suspend production at this facility. We expect the upgrade of the production facility will be complete in the first half of 2014. To mitigate the negative impact on sales and ensure supply continuity, we have been increasing inventory levels in the past few quarters, adjusting product shipment plans for 2013, and have been and will continue to increase production volume during the first half of 2013."

Mr. Gao continued, "We are also pleased to announce that in January 2013, Shandong Taibang obtained approval from local authorities to establish a new plasma collection station in Cao County, Shandong Province. We expect to obtain operating permits and commence plasma collection operations by the end of June 2013. Cao County is home to a population of 1.6 million and we expect our new plasma station there to ramp up in the next three years, potentially enlarging our collection base in Shandong by 10 to 15 percent."

Fourth Quarter 2012 Financial Performance

Total sales in the fourth quarter of 2012 were $34.0 million, representing a decrease of 4.6% from $35.7 million in the same quarter of 2011. The decrease was mainly due to a human immunoglobulin for intravenous injection ("IVIG") products shipment delay in October when the Company appealed to various regional governments for favorable pricing policies following a price adjustment announcement by the Chinese National Development and Reform Commission ("NDRC") in September 2012. Guizhou and Shandong provincial governments accepted our appeals and approved to lift the tender price ceilings for IVIG products in late October.

Income from operations increased by 41.5% to $13.9 million from $9.8 million in the same quarter of 2011, mainly due to $3.5 million decrease in selling expenses. Operating margin increased to 41.0% in the fourth quarter of 2012 from 27.6% in the same quarter of 2011.

Net income attributable to the Company increased by 25.3% to $5.8 million from $4.6 million in the same quarter of 2011. Fully diluted net income per share was $0.21 in the fourth quarter of 2012 compared to $0.18 in the same quarter of 2011.

Non-GAAP adjusted net income attributable to the Company was $7.3 million, or $0.27 per diluted share, in the fourth quarter of 2012, representing a 15.6% decrease from $8.6 million, or $0.33 per diluted share, in the fourth quarter of 2011. In the fourth quarter of 2011, the Company recorded a loss from change in fair value of warrants of $3.1 million, while no such loss was recorded in the same quarter of 2012.

Fiscal Year 2012 Financial Performances

Total sales in 2012 were $184.8 million, an increase of 20.7% from $153.1 million in 2011. Excluding foreign exchange influence, the increase in sales was primarily attributable to a mix of price and volume increases in plasma-based products, as well as a substantial increase in sales of placenta polypeptide products.

During 2012, most of the Company's approved products recorded price increases. The general price increases for the human albumin products and immunoglobulin product group (other than human hepatitis B immunoglobulin products) were primarily attributable to strong market demand and a shortage of supply following the closure of several plasma collection stations in Guizhou in 2011.

During 2012, human albumin products and human immunoglobulin for intravenous injection ("IVIG") products remained the largest two sales contributors.

  As a percentage of total sales, human albumin product revenue was 44.6% in 2012 as compared to 54.5% in 2011. Sales volume of human albumin products declined 9.2% over the year.

  As a percentage of total sales, IVIG revenue was 39.0% in 2012 as compared to 32.3% in 2011. Sales volume of IVIG products increased by 33.6% over the year, mainly due to increased market demand and the Company's ability to ship more product as a result of increased inventory levels built up in the later part of 2011 in anticipation of the demand increase.

Cost of sales increased by 27.9% to $58.8 million in 2012 from $46.0 million in 2011. Cost of sales as a percentage of total sales was 31.8%, as compared to 30.1% in 2011. Volume and percentage increases in cost of sales were mainly due to increased sales activities and increased raw plasma collection costs resulting from higher compensation paid to plasma donors. Gross profit increased by 17.7% to $126.0 million in 2012 from $107.1 million in 2011. Gross margin decreased slightly to 68.2% in 2012 from 69.9% in 2011.

Total operating expenses in 2012 decreased by 31.2% to $51.5 million from $74.9 million in 2011, primarily due to decreased impairment loss. The Company incurred an impairment loss of $24.8 million in 2011, for both goodwill and abandonment of long-lived assets as a result of the closure of several plasma collection stations in Guizhou. There was no impairment loss in 2012. As a percentage of total sales, total operating expenses decreased to 27.9% in 2012 from 48.9% in 2011.

Selling expenses in 2012 decreased to $14.4 million from $14.6 million in 2011. As a percentage of total sales, selling expenses was 7.8%, down from 9.5% in 2011. The decrease in selling expenses as a percentage of sales was primarily due to favorable product pricing and less reliance on distributors as a result of the Company's lengthy efforts at expanding its sales force as well as the Company's sales strategy of focusing on direct sales to hospitals and inoculation centers. The Company has taken additional steps to further control selling expenses since the second half 2012.

General and administrative expenses in 2012 increased by 8.0% to $34.0 million from $31.5 million in 2011. As a percentage of total sales, general and administrative expenses was 18.4% in 2012, down from 20.6% in 2011. The increase in G&A expenses was mainly due to higher payroll expenses and employee benefits, as well as legal expenses related to the disputes among Guizhou Taibang shareholders over the additional capital.

Research and development expenses in 2012 were $3.0 million, as compared to $4.0 million in 2011, representing a decrease of 23.8% . As a percentage of total sales, research and development expenses for the years ended December 31, 2012 and 2011 were 1.6% and 2.6%, respectively. The decrease in R&D expenses was primarily due to the completion of the R&D tests on human coagulation factor VIII ("FVIII") in early 2012.

Income from operations for the year ended December 31, 2012 was $74.5 million, an increase of 131.2% from $32.2 million in the same period of 2011. Operating margin increased to 40.3% in 2012 from 21.0% in 2011.

Income tax expense in 2012 was $15.2 million, as compared to $10.9 million in 2011. The effective income tax rates were 18.7% and 25.8% for the twelve months ended December, 2012 and 2011, respectively.

Net income attributable to the Company increased by 148.7% to $45.2 million in 2012, from $18.2 million in 2011. Net margins were 24.5% and 11.9% for the year ended December 31, 2012 and 2011, respectively. Fully diluted net income per share was $1.62 for the year ended December 31, 2012, as compared to $0.37 for the year ended December 31, 2011.

Non-GAAP adjusted net income attributable to the Company was $48.0 million or $1.79 per diluted share for the year ended December 31, 2012, representing a 31.5% increase from $36.5 million or $1.37 per diluted share in 2011.

Non-GAAP adjusted net income and diluted earnings per share in 2012 excluded an aggregate $1.8 million gain related to the change in the fair value of derivative liabilities, and $4.5 million of non-cash employee share-based compensation expenses.

As of December 31, 2012, the Company had cash and cash equivalents of $129.6 million, compared to $89.4 million as of December 31, 2011.

Net cash provided by operating activities for the year ended December 31, 2012 was $71.1 million, as compared to $38.5 million for the year 2011.

Outlook

For the full year of 2013, the Company expects total sales to be in the range of $195 million to $205 million. This guidance assumes, the production suspension at the Company's Guizhou facility, only organic growth and excludes acquisitions and necessarily assumes no significant adverse price changes during 2013. The Company estimates full year non-GAAP adjusted net income to be in the range of $50 million to $53 million.

This forecast reflects the Company's current and preliminary views, which are subject to change.

Conference Call

The Company will host a conference call at 8:00 am, Eastern Time on Thursday, March 14, 2013, which is 8:00 pm, Beijing Time on March 14, 2013, to discuss fourth quarter and fiscal year 2012 results and answer questions from investors. Listeners may access the call by dialing:

US:	+1 866 978 9970
International:	+852 3027 5500
Hong Kong:	3027 5500
China Domestic:	800 803 6103
China Domestic Mobile:	400 681 6405

Passcode:	674 477#

A telephone replay of the call will be available after the conclusion of the conference all through 11:59 pm, Eastern Time on March 20, 2012. The dial-in details are:

US:	+1 866 753 0743
International:	+852 3027 5520
Hong Kong:	3027 5520
China Domestic:	800 876 5016
Passcode:	138 012#

About China Biologic Products, Inc.

China Biologic Products, Inc. (Nasdaq: CBPO), is a leading fully integrated plasma-based biopharmaceutical company in China. The Company's products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 plasma-based products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals and other healthcare facilities in China. For additional information, please see the Company's website http://www.chinabiologic.com/.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan and changes in the fair value of derivative liabilities, including warrants and derivative instruments (including the conversion option) embedded in the Company's Senior Secured Convertible Notes (after adding back interest related to the convertible notes under the if-converted method). To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Safe Harbor Statement

This news release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including its potential inability to achieve the expected operating and financial performance in 2013, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.
Mr. Ming Yin
Vice President
Phone: +86-10-6598-3099
Email: ir@chinabiologic.com

ICR Inc.
Mr. Bill Zima/Rob Koepp
Phone: +86-10-6583-7511 or +1-646-405-5191
E-mail: william.zima@icrinc.com

Financial statements follow

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
AUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended
	December 31,	December 31,	December 31,
	2012	2011	2010
Sales	$184,813,495	$153,092,289	$139,695,417
Cost of sales	58,835,998	46,017,661	36,951,149
Gross profit	125,977,497	107,074,628	102,744,268

Operating expenses
Selling expenses	14,421,258	14,595,794	7,372,348
General and administrative expenses	34,034,360	31,519,824	24,467,495
Research and development expenses	3,032,719	3,978,233	2,336,126
Impairment loss of goodwill	-	18,160,281	-
Loss on abandonment and write-off of long-lived assets	-	6,603,028	-
Income from operations	74,489,160	32,217,468	68,568,299
Other income (expenses)
Equity in income of an equity method investee	2,665,881	1,858,171	1,070,241
Change in fair value of derivative liabilities	1,769,140	11,974,834	(3,233,288)
Interest income	2,910,297	1,356,950	752,317
Interest expense	(1,269,850)	(4,670,606)	(2,682,482)
Other income (expense), net	570,511	(453,949)	1,125,972
Total other income (expenses), net	6,645,979	10,065,400	(2,967,240)

Earnings before income tax expense	81,135,139	42,282,868	65,601,059

Income tax expense	15,163,147	10,899,513	13,608,755

Net income	65,971,992	31,383,355	51,992,304

Less: Net income attributable to noncontrolling interest	20,749,803	13,201,645	20,449,421

Net income attributable to China Biologic Products, Inc.	$45,222,189	$18,181,710	$31,542,883

Net income per share of common stock:
Basic	$1.73	$0.73	$1.34
Diluted	$1.62	$0.37	$1.30
Weighted average shares used in computation:
Basic	26,153,540	25,028,796	23,586,506
Diluted	26,839,723	26,654,662	24,176,432

Net income	$65,971,992	$31,383,355	$51,992,304

Other comprehensive income :
Foreign currency translation adjustment, net of nil income taxes	1,735,492	6,846,721	5,177,515

Comprehensive income	67,707,484	38,230,076	57,169,819

Less: Comprehensive income attributable to noncontrolling interest	21,163,655	15,320,805	21,831,352

Comprehensive income attributable to China Biologic Products, Inc.	$46,543,829	$22,909,271	$35,338,467

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
AUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$129,609,317	$89,411,835
Accounts receivable, net of allowance for doubtful accounts	11,206,244	16,757,368
Inventories	75,679,173	71,338,590
Prepayments and other current assets	5,664,919	6,185,720
Total Current Assets	222,159,653	183,693,513

Property, plant and equipment, net	51,325,177	43,329,463
Intangible assets, net	3,541,582	6,520,671
Land use rights, net	5,818,709	5,487,343
Deposits related to land use rights	14,752,574	1,504,568
Restricted cash	2,912,145	-
Equity method investment	10,537,310	8,357,017
Total Assets	$311,047,150	$248,892,575

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term bank loans	$7,935,000	$11,018,000
Accounts payable	2,908,624	4,996,463
Due to related parties	4,081,624	3,319,938
Other payables and accrued expenses	25,423,349	32,851,707
Advance from customers	2,857,420	4,852,125
Income tax payable	4,513,075	5,373,633
Derivative liabilities - warrants	-	5,410,419
Total Current Liabilities	47,719,092	67,822,285
Deferred income	2,912,145	-
Other liabilities	2,996,749	2,029,249
Total Liabilities	53,627,986	69,851,534

Stockholders' Equity
Common stock: par value $0.0001; 100,000,000 shares authorized; 26,629,615 and 25,601,125 shares issued and outstanding at December 31, 2012 and 2011, respectively	2,663	2,560
Additional paid-in capital	62,251,731	48,838,311
Retained earnings	119,143,000	73,920,811
Accumulated other comprehensive income	14,072,322	12,750,682
Total equity attributable to China Biologic Products, Inc.	195,469,716	135,512,364

Noncontrolling interest	61,949,448	43,528,677

Total Stockholders' Equity	257,419,164	179,041,041

Commitments and contingencies	-	-

Total Liabilities and Stockholders' Equity	$311,047,150	$248,892,575

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
AUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,	December 31,	December 31,
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$65,971,992	$31,383,355	$51,992,304
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,792,418	4,253,661	3,607,184
Impairment loss of goodwill	-	18,160,281	-
Loss on abandonment and write-off of long-lived assets	-	6,603,028	-
Amortization	3,088,320	3,394,808	3,566,269
Loss on sale of property, plant and equipment	828,296	166,934	120,224
Reversal of allowance for doubtful accounts, net	(1,904)	(19,611)	(57,624)
Provision for (reversal of) doubtful accounts - other receivables and prepayments	110,123	(10,254)	475,346
Write-down of obsolete inventories	-	270,929	451,761
Deferred tax expense (benefit)	1,127,433	(2,595,103)	(1,101,171)
Share-based compensation	4,544,927	4,896,232	2,341,783
Change in fair value of derivative liabilities	(1,769,140)	(11,974,834)	3,233,288
Amortization of deferred note issuance cost	-	91,945	258,753
Amortization of discount on convertible notes	-	3,503,767	1,590,740
Equity in income of an equity method investee	(2,665,881)	(1,858,171)	(1,070,241)
Change in operating assets and liabilities:
Accounts receivable	5,689,638	(6,126,742)	(7,820,523)
Prepayment and other current assets	(268,498)	(711,740)	91,379
Inventories	(3,750,200)	(17,079,263)	(16,026,215)
Accounts payable	(2,184,674)	431,836	505,407
Other payables and accrued expenses	(3,210,777)	6,061,066	190,975
Accrued interest - noncontrolling interest shareholders	-	-	(2,086,010)
Advance from customers	(2,034,138)	1,140,386	(429,497)
Due to related parties	734,037	-	-
Income tax payable	(904,655)	(1,512,591)	(1,046,906)
Net cash provided by operating activities	71,097,317	38,469,919	38,787,226

CASH FLOWS FROM INVESTING ACTIVITIES:
Dividends received	1,109,115	1,209,880	-
Acquisition of a subsidiary, net of cash acquired	-	-	(4,063,325)
Payment for property, plant and equipment	(13,886,045)	(7,968,870)	(10,313,432)
Payment for intangible assets and land use rights	(14,059,397)	(424,971)	(1,474,718)
Proceeds from sale of property, plant and equipment	83,134	56,709	-
Net cash used in investing activities	(26,753,193)	(7,127,252)	(15,851,475)

	For the Years Ended
	December 31,	December 31,	December 31,
	2012	2011	2010

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrants exercised	4,500,000	-	1,232,486
Proceeds from stock option exercised	727,317	300,000	97,600
Acquisition of noncontrolling interest	-	(7,635,000)	-
Proceeds from short term bank loans	11,076,100	18,595,200	5,917,600
Repayment of short term bank loans	(14,286,800)	(10,847,200)	(7,397,000)
Repayment of noncontrolling interest shareholder loan	-	-	(3,683,377)
Dividends paid by subsidiaries to noncontrolling interest shareholders	(7,120,693)	(10,489,504)	(10,446,179)
Net cash used in financing activities	(5,104,076)	(10,076,504)	(14,278,870)

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	957,434	3,204,304	2,440,536

NET INCREASE IN CASH	40,197,482	24,470,467	11,097,417
Cash and cash equivalents at beginning of year	89,411,835	64,941,368	53,843,951

Cash and cash equivalents at end of year	$129,609,317	$89,411,835	$64,941,368

Supplemental cash flow information
Cash paid for income taxes	$14,940,369	$15,007,206	$15,756,832
Cash paid for interest expense	$446,381	$890,312	$810,643
Noncash investing and financing activities:
Convertible notes conversion	$-	$12,972,000	$7,447,095
Transfer from prepayments and deposits to property, plant and equipment	$38,452	$959,660	$1,078,348
Land use right acquired with prepayments made in prior periods	$-	$312,060	$-
Acquisition of property, plant and equipment included in payables	$104,300	$83,226	$2,164,449
Exercise of warrants that were liability classified	$3,641,279	$-	$3,045,704
Restricted cash from government grants for property, plant and equipment	$2,912,145	$-	$-

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2012 and 2011

	For the three months ended	For the three months ended
	12/31/2012	12/31/2011
	Net Income	Net Income
Adjusted Net Income Attributable to the Company - Non GAAP	$7,279,757	$8,623,265
Diluted EPS - Non GAAP	$0.27	$0.33
Non-cash employee stock compensation	$(1,470,795)	$(1,247,977)
Loss from change in fair value of warrants	$-	$(3,086,285)
Impairment loss of goodwill	$-	$-
Loss on abandonment of long-lived assets attributable to controlling interest	$-	$-
Written-off of raw material attributable to controlling interest due to closure of plasma stations	$-	$345,704
Net Income Attributable to the Company	$5,808,962	$4,634,707
Weighted average number of shares used in computation of Non GAAP diluted EPS	27,147,351	26,425,216

	For the year ended	For the year ended
	12/31/2012	12/31/2011
	Net Income	Net Income
Adjusted Net Income Attributable to the Company - Non GAAP	$47,997,976	$36,502,178
Diluted EPS - Non GAAP	$1.79	$1.37
Non-cash employee stock compensation	$(4,544,927)	$(4,896,232)
Impairment loss of goodwill	$-	$(18,160,281)
Loss on abandonment of long-lived assets attributable to controlling interest	$-	$(3,565,635)
Written-off of raw material attributable to controlling interest due to closure of plasma stations	$-	$(90,506)
Interest on the Notes	$-	$(3,582,648)
Gain from change in fair value of embedded conversion option in the Notes	$-	$6,289,661
Gain from change in fair value of warrants	$1,769,140	$5,685,173
Net Income Attributable to the Company	$45,222,189	$18,181,710
Weighted average number of shares used in computation of Non GAAP diluted EPS	26,839,723	26,654,662